Exhibit 10.1

CONSENT AND FIRST AMENDMENT TO SENIOR CONVERTIBLE NOTE

CONSENT AND FIRST AMENDMENT TO SENIOR CONVERTIBLE NOTE, dated _________________ (this “Consent and Amendment”), by and between A123 Systems, Inc., a Delaware corporation, (the “Company”), and ____________________ (the “Holders”).

WHEREAS, the Company entered into the Amended and Restated Securities Purchase Agreement, dated May 23, 2012 (the “Securities Purchase Agreement”), with the Holders and the other buyers party thereto (together with the Holders, the “Buyers”);

WHEREAS, pursuant to the Securities Purchase Agreement, on May 24, 2012 the Company issued to the Buyers 6.00% Senior Convertible Notes due 2013 in aggregate original principal amount of $50,000,000 (the “Notes”);

WHEREAS, Section 16 of the Notes provides that written consent of the Required Holder (as defined therein) shall be required for any change or amendment to the Notes;

WHEREAS, the Company desires to enter into a series of financing transactions with Wanxiang Group Corporation or certain of its affiliates, as lender or purchaser, as applicable (the “Financing”); and

WHEREAS, on the terms and subject to the conditions set forth herein, the Company hereby requests and the Holders hereby consent to amend the terms of the Notes as set forth below in order to permit the Financing and certain other transactions in lieu thereof and/or related thereto.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants contained herein and in the Notes, the parties hereby agree as follows:

Section 1.1  Definitions.  Unless otherwise specified herein, all capitalized terms used and not defined herein shall have the meanings ascribed to them in the Notes.

Section 2.1  Representations and Warranties.

(a)           Representations and Warranties of the Holders. As of the date hereof, each Holder is a holder of the aggregate principal amount of the Notes set forth above its name on the signature page hereto.

(b)           Representations and Warranties of the Company. The Company has the corporate power to execute and deliver this Consent and Amendment; all corporate action required to be taken by the Company for the due and proper authorization, execution, delivery and performance of this Consent and Amendment; and this Consent and Amendment constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a proceeding in equity or law) relating to enforceability.

Section 3.1  Consent.

(a)           Each Holder hereby consents, in connection with the Financing, to the amendments described in Section 4.1 below.

(b)           The consent granted herein shall not be deemed a consent of any other amendment of the Company or waiver of any other requirement or provision contained in the Notes.  Except with respect to the foregoing consent, the Company and each Holder preserve all of their rights and remedies under the Notes.

Section 4.1 Amendments.

(a)           The first two sentences of Section 7(d) will be amended and restated in its entirety to read as follows:

(d)           Floating Rate Conversion Price.  The Holder may, at any time and from time to time on or after August 10, 2012, notify the Company by so indicating in one or more Conversion Notices of its election to convert all or any portion of the outstanding and unpaid Conversion Amount using a floating rate conversion price equal to (a) for each Trading Day from and including August 10, 2012 to and including August 20, 2012, 85%, and (b) for each Trading on or after August 21, 2012, 87%, of the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date (the “Floating Rate Conversion Price”) in lieu of the Conversion Price then in effect.  The Holder shall not be permitted hereunder to specify any Floating Rate Conversion Price to convert a Conversion Amount that exceeds in the aggregate while the Notes are outstanding, the product of (x) $30,000,000.00 and (y) the Holder Pro Rata Amount.

(b)           The following definitions contained in Section 30 of the Note are hereby amended as follows:

The following clause is added to the end of the definition of Permitted Indebtedness: “and (v) intercompany Indebtedness among the Company and its Subsidiaries.”

(c)           The following definitions contained in Section 30 of the Note are hereby amended as follows:

The definition of “Permitted Senior Indebtedness” is hereby amended and restated in its entirety to mean: “Indebtedness incurred with respect to the Company’s existing credit facility pursuant to the Credit Agreement, the Letter of Credit Facility, the Bridge Facility, under the New Convertible Notes or any one or more additional credit facilities or any replacement thereof, and guarantees thereof provided by the Company’s subsidiaries; provided, however, that the aggregate outstanding amount of such

Indebtedness outstanding at any time as permitted pursuant hereto does not at any time exceed the sum of (a) up to $10,000,000 of letters of credit, (b) solely with respect to Indebtedness outstanding at any time pursuant to the Bridge Facility and/or one or more additional credit facilities or a replacement thereof, in the aggregate, $75,000,000 and (c) solely with respect to Indebtedness outstanding at any time pursuant to the New Convertible Notes, $275,000,000.”

Clause (ix) of the definition of “Permitted Liens” shall be amended to read as follows: “Liens on all or any portion of the assets of the Company and its Subsidiaries securing Permitted Senior Indebtedness.”

(d)           Section 30 of the Note is amended by adding thereto, in its proper alphabetical order, the following definitions:

“Bridge Facility” means that certain Senior Secured Bridge Note Facility to be entered to by the Company and Wanxiang Group Corporation or one or more of its affiliates, as lender.

“New Convertible Notes” means those convertible notes that may be issued by the Company from time to time after the date hereof to Wanxiang Group Corporation or one or more of its affiliates, as purchaser.

“Letter of Credit Facility” means that certain Letter of Credit Facility to be entered into by and between the Company and Silicon Valley Bank, which facility will only extend letters of credit that are supported by cash collateral provided by the Company or letters of credit provided under the Bridge Facility.

(e)           The following sentence is added to the end of Section 15(l), “Transactions with Affiliates”:

Notwithstanding the foregoing, the issuance of the New Convertible Notes and performance of obligations thereunder and under other Permitted Senior Indebtedness shall not be prohibited by this Section 15(l).

(f)            Section 15(n) “Minimum Cash Balance” is revised as follows: the reference to $40,000,000 shall be changed to $20,000,000.

(g)           The following section will be added as a new Section 32:

(32)         REDEMPTION AT THE OPTION OF THE COMPANY.  At any time on or after the date the Company consummates the transactions contemplated by the Bridge Facility and the New Convertible Notes, whereby the Company receives proceeds of at least $225,000,000 (the “Requisite Financings”), the Company shall have the right, upon not less than twenty (20) Business Days’ nor more than thirty (30) Business Days’ prior written notice via facsimile and overnight courier, which notice shall be irrevocable (a “Voluntary Redemption Notice”), to redeem all (but not less than all) of the outstanding Notes; provided that no such redemption shall be consummated prior to the date on which the New Convertible Notes are issued (but, for absence of doubt, the Voluntary Redemption Notice may be provided (on an irrevocable basis) prior to the consummation of the Requisite Financings for a redemption being completed no earlier than the consummation of the Requisite Financings).  Each Note subject to redemption by the Company pursuant to this Section 32 shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to the sum of (a) the aggregate principal amount of the Note, (b) the aggregate principal amount of the Note multiplied by the Voluntary Redemption Premium and (c) accrued but unpaid interest on such aggregate principal amount of Notes (the “Voluntary Redemption Price”). The “Voluntary Redemption Premium” is equal to 10.00%.  Redemptions required by this Section 32 shall be made in accordance with the provisions of Section 12.  Notwithstanding anything to the contrary in this Section 32, but subject to Section 3(d), until the Voluntary Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount subject to redemption under this Section 32 (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.

(f)            The definition of “Redemption Notices” is hereby supplemented to include the Voluntary Redemption Notice.

(g)           The definition of “Redemption Prices” is hereby supplemented to include the Voluntary Redemption Price.

Section 5.1  8-K Filing.  On or before 8:30 a.m., New York City time, on August 10, 2012, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by this Consent and Amendment and any Additional Consent and Amendment entered into by the other holders of Notes, if any, in the form required by the Exchange Act and attaching a form of this Consent and Amendment (including all attachments, the “8-K Filing”).  From and after the filing of the 8-K Filing with the SEC, the undersigned shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing.  The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide the undersigned with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the 8-K Filing with the SEC without the express prior written consent of the undersigned.

Section 6.1  Governing Law.  This Consent and Amendment will be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 7.1  Effectiveness and Counterparts.  The Consent and Amendment shall become effective when, and only when, the Company and the Holders shall have executed and delivered this Consent and Amendment and the Company and, to the extent required under the Notes, one or more other holders of Notes representing in the aggregate with the undersigned the Required

Holders shall have executed and delivered one or more Consent and Amendments in substance identical to this Consent and Amendment (collectively, the “Additional Consent and Amendment”).  Upon effectiveness of this Consent and Amendment and the Additional Consent and Amendment, this Consent and Amendment and the Additional Consent and Amendment shall be considered one and the same “instrument” for purposes of Section 16 of the Notes and shall amend the Notes as provided herein.  This Consent and Amendment may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 8.1  Headings.  The headings in this Consent and Amendment are for reference purposes only and will not in any way affect the meaning or interpretation of this Consent and Amendment.

Section 9.1  Prior Agreements.  This Consent and Amendment and the other agreements contemplated hereby constitute the entire agreement between the parties concerning the subject matter hereof and supersedes any prior representations, understandings or agreements.  There are no representations, warranties, agreements, conditions or covenants, of any nature whatsoever (whether express or implied, written or oral) between the parties hereto with respect to such subject matter except as expressly set forth herein and in the other agreements contemplated hereby.

Section 10.1  Severability.  If any provision of this Consent and Amendment is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Consent and Amendment so long as this Consent and Amendment as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

Section 11.1  Amendments.  Any amendments or modifications must be executed in writing by all parties hereto.

Section 12.1  No Further Effect.  Except as explicitly modified by this Consent and Amendment, the Notes shall remain in full force and effect in accordance with their terms.

Section 13.1  Fees.  The Company hereby agrees to reimburse the Holder upon its request for its legal fees and expenses in connection with the preparation, review and negotiation of this Agreement and transactions contemplated thereby and any prior unpaid and outstanding legal fees and expenses incurred by Schulte Roth & Zabel LLP to date with respect to the Transaction Documents or any proposed amendments or waivers thereto, by promptly paying any such amount to Schulte Roth & Zabel LLP by wire transfer of immediately available funds in accordance with the written instructions of Schulte Roth & Zabel LLP.  Except as otherwise set forth above, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, review, execution, delivery and performance of this Consent and Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Consent and Amendment as of the date first above written.

A123 SYSTEMS, INC.

By:
Name: Eric J. Pyenson
Title: Vice President and General Counsel

[HOLDER]

As holder of $ in aggregate principal amount of Notes

By:
Name:
Title: Authorized Signatory

[HOLDER]

As holder of $ in aggregate principal amount of Notes

By:
Name:
Title: Authorized Signatory